Exhibit 99.2

School Specialty Concludes Financial Restructuring Process

and Emerges From Chapter 11

GREENVILLE, Wis., June 11, 2013 (GLOBE NEWSWIRE) — School Specialty, Inc. announced today that it has completed its financial restructuring and has officially emerged from its Chapter 11 reorganization. In conjunction with its emergence, School Specialty has a new, fully committed $175 million asset based revolving credit facility led by Bank of America, N.A. and SunTrust Bank and a $145 million term loan facility led by Credit Suisse Securities (USA) LLC.

School Specialty, Inc. emerged from the Chapter 11 process today after meeting all closing conditions to the Company’s Plan of Reorganization, which was confirmed by the Bankruptcy Court on May 23, 2013.

School Specialty’s President and CEO Michael P. Lavelle, said, “We have successfully completed a major step in our corporate transformation by emerging with a sound capital structure, significantly less debt, and the financial flexibility to continue building our business to deliver better value for our customers. We thank our dedicated employees, suppliers and business partners who supported us throughout this process. We also want our customers to know how much we appreciate their business and the working relationship we have forged over the years. Our mission is to exceed customer expectations in service and quality and that is where our focus will be as we work with our business partners and customers in their preparations for the upcoming school season and for the long term.”

Information concerning the restructuring is available at www.schoolspecialty.com. Claims and distributions information and the Plan and Disclosure Statement are available at www.kccllc.net/schoolspecialty or by calling (+1-877) 709-4758.

Statement Concerning Forward-Looking Information

Any statements made in this press release about future financial condition, results of operations, expectations, plans, or prospects, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 28, 2012, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential. For more information about School Specialty, visit www.schoolspecialty.com.

CONTACT: Investor Contact:

School Specialty, Inc.

Elizabeth Higashi, CFA

(920) 243-5392

IR@schoolspecialty.com

Media Contact:

Kekst and Company

Kimberly Kriger

(212) 521-4800

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